Exhibit 99.1

BED BATH & BEYOND INC. REPORTS FISCAL 2021 FOURTH QUARTER RESULTS
(ENDING FEBRUARY 26th, 2022)

Q4 Net Sales of $2,051M; Comparable Sales of (12)% Impacted by Ongoing Supply Chain and Inventory Availability Challenges
Q4 GAAP Gross Margin of 28.3%; Adjusted Gross Margin of 28.8% including 360bps of Higher than Expected, Escalating Supply Chain Costs
Excluding Supply Chain Cost Increases, Q4 Adjusted Gross Margin of 32.4%
Second Year of Transformation to Continue in Fiscal 2022

UNION, New Jersey, April 13, 2022 --- Bed Bath & Beyond Inc. (Nasdaq: BBBY) today reported financial results for the fourth quarter of Fiscal 2021 ended February 26, 2022.

	Reported (GAAP)			Adjusted[2]
($ in millions, except per share data)	Three months ended			Three months ended
	February 26, 2022	February 27, 2021	Diff	February 26, 2022	February 27, 2021	Diff
Net Sales	$2,051	$2,619	(22)%	$2,051	$2,619	(22)%
Core[1] Sales				$2,051	$2,390	(14)%
Comparable[3] Sales						(12)%

Gross Margin	28.3%	31.5%	-320bps	28.8%	32.8%	-400bps
SG&A Margin	33.3%	29.1%	420bps	33.3%	29.1%	420bps

Net (Loss) Income	($159)	$9	($168)	($82)	$47	($129)
Adjusted[2] EBITDA				($30)	$168	($198)
Adjusted[2] EBITDA Margin				(1.4)%	6.4%	-780bps
EPS - Diluted	($1.79)	$0.08	($1.87)	($0.92)	$0.40	($1.32)

Mark Tritton, Bed Bath & Beyond’s President and CEO said, “We are disappointed that our sales and gross margin performance does not reflect our team's hard work and execution against both strategic and transformation efforts in 2021. Macroeconomic factors, such as the disruption of the global supply chain, the Omicron variant, as well as the geopolitical turbulence weighing on consumer confidence, have uncovered more vulnerabilities than we could have foreseen at this stage of our transformation, as we completely rebuild the foundation of our business.”

“The lack of available inventory to sell proved to be a continuing impediment to sales through the remainder of the fourth quarter and into the early part of fiscal 2022. Specifically, despite our overall inventory levels, product in transit, not available for sale or held at port remained abnormally high, particularly in key items. We estimate an impact of approximately $175 million to our fourth quarter sales, or a high-single digit deficit, as a result of a lack of in-stock availability in our Bed Bath banner. Positive product-related margin expansion associated with our Owned Brands, pricing and promo optimization were offset by escalating supply chain costs. "

"Encouragingly, buybuy BABY delivered its sales goal for the quarter which led to $1.4 billion in sales for the full year, growing double digit, at an estimated mid-single digit adjusted EBITDA margin. Our buybuy BABY and Harmon banners demonstrate our ability to achieve stabilization and growth when there is strength in the face of macroeconomic factors given its domestic supply chain, as well as different key product demand such as apparel and gear versus our Bed Bath banner.”

“Fiscal 2021 was a year of rebuilding in the face of substantial industry and operational headwinds during the first year of our transformation. While our operational execution may have thwarted our near-term efforts, our focus also remains on our long-term strategy and transformation. The extraordinary circumstances we face today, burdened by the lingering effects of our previous infrastructure, have continued to impact our near-term visibility and performance. As we progress through 2022, the investments we are making in our supply chain and technological foundation are designed to greatly improve our proficiencies, enabling us to overcome the types of challenges we are facing currently. The core tenets of our strategy are sound, and we will improve our operational deficits by learning from our experiences and leveraging the strength of our dedicated teams to renew our business for long-term growth.” concluded Mr. Tritton.

Q4 Highlights
•Net Sales of $2,051M declined (22)%, reflecting a (8)% decline related to a planned reduction from non-core banner divestitures and a Core1 Sales decline of (14)%
▪Core1 Net Sales decline primarily due to the impact of fleet optimization and Comparable3 Sales
•Comparable3 Sales decline of (12)% versus Q4 2020 and a decline of (8)% versus Q4 2019
▪Bed Bath & Beyond banner Comparable3 Sales decline of (15)%; buybuy BABY banner growth of +low-single digits
▪Normalizing demand within e-commerce versus last year impacted both Bed Bath & Beyond and buybuy BABY, as Comparable3 Sales declined (18)% in the digital channel
•Inventory availability challenges had an estimated impact of $175 million, or high-single digit, impact to Net Sales in the quarter driven by the Bed Bath & Beyond banner
▪Product in transit, not available for sale or held at port remained abnormally high
•buybuy BABY Comparable Sales of positive low-single digits fueled by mid-teens growth in stores
•GAAP Gross Margin of 28.3%; Adjusted2 Gross Margin of 28.8%
▪Adjusted² Gross Margin reflects decline of 400bps vs. Q4 2020 primarily due to product cost increases of 40 basis points net of product, pricing and promotional optimization, as well as 360 basis points primarily related to transient port fees and freight and shipping inflation
▪Freight and shipping cost increases included unexpected, higher than anticipated inflation of 170 basis points, first-time port-related fees of 100 basis points, and warehouse-related inventory adjustments of 90 basis points as year finalized.
▪Excluding the aforementioned supply chain costs escalations, Q4 Adjusted2 Gross Margin of 32.4%
•Cash Flow from Operations of approximately $0.3 billion and Free Cash Flow of $0.2 billion
•Completion of $1 Billion share repurchase program ahead of Fiscal 2023 plans, reflecting $230 million of repurchases in Q4 2021 and $40 million in March 2022
•Company continues to demonstrate strong liquidity with cash, cash equivalents, restricted cash and investments of $0.5 billion in the fiscal 2021 fourth quarter and Total Liquidity4 of approximately $1.4 billion

Fiscal 2021 Fourth Quarter Results (ending February 26, 2022)
Net sales of $2,051 billion declined (22)%, reflecting a Core1 banner sales decline of (14)% and an (8)% decline related to a planned reduction from non-core banner divestitures.
•Core1 sales performance versus last year were primarily driven by a decrease in Bed Bath & Beyond banner sales.
Comparable3 Sales decreased (12)% compared to the prior year period and (8)% compared to the fiscal 2019 fourth quarter. By channel, Comparable3 Sales declined (8)% in Stores and (18)% in Digital versus the fiscal 2020 fourth quarter.
•Comparable3 Sales reflects an estimated 2% impact from fleet optimization activity when compared to the fiscal 2020 fourth quarter.
Bed Bath & Beyond banner Comparable3 Sales decreased (15)% compared to the prior year period and decreased (9)% compared to the fiscal 2019 fourth quarter. Results exclude the Company's previously announced store fleet optimization program, which began in the second half of the prior fiscal year.
•Comparable3 Sales in key destination categories, which include Bedding, Bath, Kitchen Food Prep, Indoor Decor and Home Organization, declined (17)% compared to the 2020 fiscal fourth quarter and (5)% compared to the 2019 fiscal fourth quarter.

These categories represented approximately two-thirds of total Bed Bath & Beyond banner sales in the fiscal 2021 fourth quarter.
The buybuy BABY banner delivered positive growth with Comparable Sales increasing in the low-single digits compared to the fiscal 2020 fourth quarter, driven by double-digit growth in stores and a mid-single digit decline in digital.
GAAP Gross Margin was 28.3% for the quarter. Excluding special items, Adjusted2 Gross Margin was 28.8%, reflecting a 360 basis point negative impact from transient supply chain headwinds and a 40 basis point decrease in merchandise margins compared to last year. Freight and shipping costs included unexpected, higher than anticipated inflation of 170 basis points, first-time port-related fees of 100 basis points, and warehouse-related inventory adjustments of 90 basis points as year finalized. Excluding the aforementioned supply chain cost escalations, Q4 Adjusted2 Gross Margin of 32.4%
SG&A expense on both a GAAP and Adjusted2 basis remain at lower levels compared to the prior year period, primarily due to cost reductions including divestitures of non-core assets and lower rent and occupancy expenses on a lower store base. SG&A Margin for the quarter increased on a GAAP and Adjusted2 basis versus last year due to lower Net Sales.
Adjusted2 EBITDA for the period was ($30) million reflecting lower Net Sales and lower Adjusted2 Gross Margin.
Net Loss per diluted share of ($1.79) for the quarter reflected approximately $0.87 of special items for the quarter. Excluding special items, Adjusted2 Net Loss per diluted share was ($0.92). Special items during the fourth quarter included restructuring and transformation initiative charges such as costs associated with the Company’s transformation initiatives, including store closures related to the Company's fleet optimization. Adjusted2 Net Loss per diluted share also reflects a current and deferred income tax benefit on the Company’s Adjusted2 Pre-Tax Loss.
During the quarter, the Company generated positive operating cash flow of approximately $0.3 billion. Free Cash Flow5 was approximately $0.2 billion as a result of $0.1 billion of planned capital expenditures in connection with store remodels, supply chain and information technology systems.

The Company returned approximately $230 million in capital to shareholders through share repurchases in the fiscal 2021 fourth quarter and approximately $40 million during March 2022, bringing its share repurchase program to completion. As initially announced in November 2021, the Company announced plans to accelerate its $1 billion three-year share repurchase program from fiscal 2022 and fiscal 2023.

Cash, cash equivalents, restricted cash and investments totaled approximately $0.5 billion in the fiscal 2021 fourth quarter. Total Liquidity4 was healthy at approximately $1.4 billion as of fiscal 2021 fourth quarter, including the Company’s asset based revolving credit facility which remains untapped.
Fiscal 2022 Outlook Commentary

At this time, the Company is providing the following outlook parameters for fiscal 2022:
–Sequential Comparable3 Sales improvement to occur in the second half of fiscal 2022 versus the first half of fiscal 2022 based on anticipated improvement in supply chain conditions
–Adjusted² Gross Margin to expand modestly versus last year based on improvement in the second half of fiscal 2022
–Adjusted2 SG&A expense approximately flat to last year; $100 million optimization plan aims to offset inflation as previously announced
–Higher Adjusted2 EBITDA versus last year for the second half of fiscal 2022 based on the aforementioned Comparable3 Sales and Adjusted² Gross Margin commentary
The Company will provide further commentary and context for its fiscal 2022 outlook during its conference call as well as in its investor presentation available on the investor relations section of the Company's website at http://bedbathandbeyond.gcs-web.com/investor-relations.

Fiscal 2021 Fourth Quarter Conference Call and Investor Presentation

Bed Bath & Beyond Inc.’s fiscal 2021 fourth quarter conference call with analysts and investors will be held today at 8:15am EDT and may be accessed by dialing 1-404-400-0571, or if international, 1-866-374-5140, using conference ID number 64632327#. A live audio webcast of the conference call, along with the earnings press release, investor presentation and supplemental financial disclosures, will also be available on the investor relations section of the Company's website at http://bedbathandbeyond.gcs-web.com/investor-relations. The webcast will be available for replay after the call for a period of at least one year.

The Company has also made available an Investor Presentation on the investor relations section of the Company's website at http://bedbathandbeyond.gcs-web.com/events-and-presentations.

(1) The Company’s four Core banners include Bed Bath & Beyond, buybuy BABY, Harmon Face Values and Decorist.
(2) Adjusted items refer to comparable sales as well as financial measures that are derived from measures calculated in accordance with GAAP, which have been adjusted to exclude certain items. Adjusted Gross Margin, Adjusted SG&A, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted EPS - Diluted are non-GAAP financial measures. For more information about non-GAAP financial measures, see “Non-GAAP Information” below.
(3) Comparable Sales reflects the year-over-year change in sales from the Company's retail channels, including stores and digital, that have been operating for twelve full months following the opening period (typically six to eight weeks). Comparable Sales excludes the impact of the Company's store network optimization program.
(4) Total Liquidity includes cash & investments and availability under the Company’s asset-based revolving credit facility.
(5)    Free Cash Flow is defined as operating cash flow less capital expenditures.

About the Company

Bed Bath & Beyond Inc. and subsidiaries (the "Company") is an omnichannel retailer that makes it easy for our customers to feel at home. The Company sells a wide assortment of merchandise in the Home, Baby, Beauty and Wellness markets. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

The Company operates websites at bedbathandbeyond.com, bedbathandbeyond.ca, buybuybaby.com, buybuybaby.ca, harmondiscount.com, facevalues.com, and decorist.com. As of November 27, 2021, the Company had a total of 995 stores, including 809 Bed Bath & Beyond stores in all 50 states, the District of Columbia, Puerto Rico and Canada, 133 buybuy BABY stores and 53 stores under the names Harmon, Harmon Face Values or Face Values. During the fiscal 2021 fourth quarter, the Company opened two stores including one Bed Bath & Beyond store and one buybuy BABY store. Additionally during the fiscal 2021 fourth quarter, the Company closed 5 stores including 4 Bed Bath & Beyond stores and one Harmon store. The joint venture to which the Company is a partner operates 10 stores in Mexico under the name Bed Bath & Beyond.

Non-GAAP Information

This press release contains certain non-GAAP information, including adjusted earnings before interest, income taxes, depreciation and amortization ("EBITDA"), adjusted EBITDA margin, adjusted gross margin, adjusted SG&A, adjusted net earnings per diluted share, and free cash flow. Non-GAAP information is intended to provide visibility into the Company’s core operations and excludes special items, including non-cash impairment charges related to certain store-level assets and tradenames, loss on sale of businesses, loss on the extinguishment of debt, charges recorded in connection with the restructuring and transformation initiatives, which includes accelerated markdowns and inventory reserves related to the planned assortment transition to Owned Brands and costs associated with store closures related to the Company's fleet optimization and the income tax impact of these items. The Company’s definition and calculation of non-GAAP measures may differ from that of other companies. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported GAAP financial results. For a reconciliation to the most directly comparable US GAAP measures and certain information relating to the Company’s use of Non-GAAP financial measures, see “Non-GAAP Financial Measures” below.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21 E of the Securities Exchange Act of 1934 including, but not limited to, the Company’s progress and anticipated progress towards its long-term objectives, as well as more generally the status of its future liquidity and financial condition and its outlook for the Company’s 2021 fourth quarter and its 2021 fiscal year. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, goal, preliminary, and similar words and phrases, although the absence of those words does not necessarily mean that statements are not forward-looking. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; risks associated with the COVID-19 pandemic and the governmental responses to it, including its impacts across the Company’s businesses on demand and operations, as well as on the operations of the Company’s suppliers and other business partners, and the effectiveness of the Company’s actions taken in response to these risks; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors across all channels; pricing pressures; liquidity; the ability to achieve anticipated cost savings, and to not exceed anticipated costs, associated with organizational changes and investments, including the Company’s strategic restructuring program and store network optimization strategies; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise, logistical costs and other costs and expenses; potential supply chain disruption due to trade restrictions or otherwise, and other factors such as natural disasters, pandemics, including the COVID-19 pandemic, political instability, labor disturbances, product recalls, financial or operational instability of suppliers or carriers, and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s plans for new stores; the ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets it serves; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; the ability to effectively and timely adjust the Company’s plans in the face of the rapidly changing retail and economic environment, including in response to the COVID-19 pandemic; uncertainty in financial markets; volatility in the price of the Company’s common stock and its effect, and the effect of other factors, including the COVID-19 pandemic, on the

Company’s capital allocation strategy; risks associated with the ability to achieve a successful outcome for the Company’s business concepts and to otherwise achieve its business strategies; the impact of intangible asset and other impairments; disruptions to the Company’s information technology systems, including but not limited to security breaches of systems protecting consumer and employee information or other types of cybercrimes or cybersecurity attacks; reputational risk arising from challenges to the Company’s or a third party product or service supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements, including without limitation proposed changes affecting international trade; changes to, or new, tax laws or interpretation of existing tax laws; new, or developments in existing, litigation, claims or assessments; changes to, or new, accounting standards; and foreign currency exchange rate fluctuations. Except as required by law, the Company does not undertake any obligation to update its forward-looking statements.

Contacts

INVESTOR CONTACT: Susie Kim, IR@bedbath.com
MEDIA CONTACT: Eric Mangan, media@bedbath.com

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	February 26, 2022	February 27, 2021	February 26, 2022	February 27, 2021

Net sales	$2,051,396	$2,619,141	$7,867,778	$9,233,028

Cost of sales	1,471,588	1,793,653	5,384,287	6,114,947

Gross profit	579,808	825,488	2,483,491	3,118,081

Selling, general and administrative expenses	682,605	762,998	2,692,292	3,224,363

Impairments, including on assets held for sale	18,059	8,883	36,531	127,341

Restructuring and transformation initiative expenses	44,625	54,554	144,025	102,202

Loss on sale of businesses	—	22,705	18,221	1,062

Operating loss	(165,481)	(23,652)	(407,578)	(336,887)

Interest expense, net	16,809	18,566	64,702	76,913

Loss (gain) on extinguishment of debt	—	—	376	(77,038)

Loss before (benefit) provision for income taxes	(182,290)	(42,218)	(472,656)	(336,762)

(Benefit) provision from income taxes	(23,185)	(51,277)	86,967	(185,989)

Net (loss) income	$(159,105)	$9,059	$(559,623)	$(150,773)

Net (loss) income per share - Basic	$(1.79)	$0.08	$(5.64)	$(1.24)
Net (loss) income per share - Diluted	$(1.79)	$0.08	$(5.64)	$(1.24)

Weighted average shares outstanding - Basic	88,683	115,055	99,249	121,446
Weighted average shares outstanding - Diluted	88,683	117,286	99,249	121,446

Dividends declared per share	$—	$—	$—	$—

Non-GAAP Financial Measures

The following table reconciles non-GAAP financial measures presented in this press release or that may be presented on the Company’s fourth quarter conference call with analysts and investors. The Company believes that these non-GAAP financial measures provide management, analysts, investors and other users of the Company’s financial information with meaningful supplemental information regarding the performance of the Company’s business. These non-GAAP financial measures should not be considered superior to, but in addition to other financial measures prepared by the Company in accordance with GAAP, including comparisons of year-to-year results. The Company’s method of determining these non-GAAP financial measures may be different from other companies’ methods and, therefore, may not be comparable to those used by other companies. As such, the Company does not recommend the sole use of these non-GAAP measure to assess its financial and earnings performance. For reasons noted above, the Company is presenting certain non-GAAP financial measures for its fiscal 2021 fourth quarter. In order for investors to be able to more readily compare the Company’s performance across periods, the Company has included comparable reconciliations for the 2020 period in the reconciliation tables below. The Company is not providing a reconciliation of its guidance with respect to Adjusted EBITDA because the Company is unable to provide this reconciliation without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence, the financial impact, and the periods in which the adjustments may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Non-GAAP Reconciliation
(in thousands, except per share data)
(unaudited)

	Three Months Ended February 26, 2022
			Excluding
	Reported		Loss on Sale of Businesses	Restructuring and Transformation Expenses	Impairment charges	Total income tax impact	Total Impact	Adjusted
Gross Profit	$579,808		$—	$10,021	$—	$—	$10,021	$589,829
Gross margin	28.3%		—%	0.5%	—%	—%	0.5%	28.8%

Restructuring and transformation initiative expenses	44,625		—	(44,625)	—	—	(44,625)	—

(Loss) earnings before benefit for income taxes	(182,290)		—	54,646	18,059	—	72,705	(109,585)

Tax benefit	(23,185)		—	—	—	(4,852)	(4,852)	(28,037)
Effective tax rate	12.7%					12.9%	12.9%	25.6%

Net (loss) income	$(159,105)		$—	$54,646	$18,059	$4,852	$77,557	$(81,548)

Net loss per share - Diluted	$(1.79)						$0.87	$(0.92)

Weighted average shares outstanding- Basic	88,683						88,683	88,683
Weighted average shares outstanding- Diluted	88,683	(1)					88,683	88,683

Reconciliation of Net Income (loss) to EBITDA and Adjusted EBITDA
Net (loss) income	$(159,105)		$—	$54,646	$18,059	$4,852	$77,557	$(81,548)
Depreciation and amortization	78,884		—	(15,744)	—	—	(15,744)	63,140
Interest expense	16,809		—	—	—	—	—	16,809
Tax benefit	(23,185)		—	—	—	(4,852)	(4,852)	(28,037)
EBITDA	$(86,597)		$—	$38,902	$18,059	$—	$56,961	$(29,636)
EBITDA as % of net sales								(1.4)%

(1) If a company is in a net loss position, then for earnings per share purposes, diluted weighted average shares outstanding are equivalent to basic weighted average shares outstanding.

	Three Months Ended February 27, 2021
		Excluding
	Reported	Loss on Sale of Businesses	Restructuring and Transformation Expenses	Impairment Charges	Total income tax impact	Total Impact	Adjusted
Gross Profit	$825,488	$—	$33,198	$—	$—	$33,198	$858,686
Gross margin	31.5%	—%	1.3%	—%	—%	1.3%	32.8%

Restructuring and transformation initiative expenses	54,554	—	(54,554)	—	—	(54,554)	—

(Loss) earnings before (benefit) provision for income taxes	(42,218)	22,705	87,752	8,883	—	119,340	77,122

Tax (benefit) provision	(51,277)	—	—	—	81,297	81,297	30,020
Effective tax rate	121.5%				(82.6)%	(82.6)%	38.9%

Net income (loss)	$9,059	$22,705	$87,752	$8,883	$(81,297)	$38,043	$47,102

Net earnings per share - Diluted	$0.08					$0.32	$0.40

Weighted average shares outstanding- Basic	115,055					115,055	115,055
Weighted average shares outstanding- Diluted	117,286					117,286	117,286

Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA
Net income (loss)	$9,059	$22,705	$87,752	$8,883	$(81,297)	$38,043	$47,102
Depreciation and amortization	78,328	—	(6,141)	—	—	(6,141)	72,187
Interest expense	18,566	—	—	—	—	—	18,566
Tax (benefit) provision	(51,277)	—	—	—	81,297	81,297	30,020
EBITDA	$54,676	$22,705	$81,611	$8,883	$—	$113,199	$167,875
EBITDA as % of net sales							6.4%

(1) If a company is in a net loss position, then for earnings per share purposes, diluted weighted average shares outstanding are equivalent to basic weighted average shares outstanding.

BED BATH & BEYOND INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(unaudited)

	February 26, 2022	November 27, 2021	February 27, 2021
Assets
Current assets:
Cash and cash equivalents	$439,496	$509,054	$1,352,984
Merchandise inventories	1,725,410	1,911,859	1,671,909
Prepaid expenses and other current assets	198,248	526,540	595,152
Total current assets	2,363,154	2,947,453	3,620,045
Long term investment securities	19,212	19,237	19,545
Property and equipment, net	1,027,387	923,977	918,418
Operating lease assets	1,562,857	1,603,536	1,587,101
Other assets	157,962	162,435	311,821
Total Assets	$5,130,572	$5,656,638	$6,456,930
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$872,445	$908,070	$986,045
Accrued expenses and other current liabilities	529,371	649,204	636,329
Merchandise credit and gift card liabilities	326,465	313,968	312,486
Current operating lease liabilities	346,506	347,721	360,061
Total current liabilities	2,074,787	2,218,963	2,294,921

Other liabilities	102,438	69,972	82,279
Operating lease liabilities	1,508,002	1,532,873	1,509,767
Income taxes payable	91,424	101,535	102,664
Long term debt	1,179,776	1,179,682	1,190,363
Total liabilities	4,956,427	5,103,025	5,179,994
Shareholders' equity:
Preferred stock - $0.01 par value; authorized - 1,000 shares; no shares issued or outstanding	—	—	—
Common stock - $0.01 par value; authorized - 900,000 shares; issued 344,146, 344,140 and 343,241 shares, respectively; outstanding 81,979, 96,338 and 109,621 shares, respectively	3,441	3,441	3,432
Additional paid-in capital	2,235,894	2,227,469	2,152,135
Retained earnings	9,666,091	9,825,156	10,225,253
Treasury stock, at cost; 262,167, 247,802 and 233,620 shares, respectively	(11,685,267)	(11,454,757)	(11,048,284)
Accumulated other comprehensive loss	(46,014)	(47,696)	(55,600)
Total shareholders' equity	174,145	553,613	1,276,936
Total liabilities and shareholders' equity	$5,130,572	$5,656,638	$6,456,930

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Three Months Ended		Twelve Months Ended
	February 26, 2022	February 27, 2021	February 26, 2022	February 27, 2021
Cash Flows from Operating Activities:
Net (loss) earnings	$(159,105)	$9,059	$(559,623)	$(150,773)
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization	78,884	78,328	293,626	340,912
Impairments, including on assets held for sale	18,059	8,883	36,531	127,341
Stock-based compensation	8,186	8,530	35,061	31,594
Deferred income taxes	(726)	192,095	125,711	148,741
Loss on sale of businesses	—	22,705	18,221	1,062
Loss (gain) on debt extinguishment	—	—	376	(77,038)
Other	(782)	(524)	(8,298)	(396)
Decrease (increase) in assets:
Merchandise inventories	187,183	156,182	(53,339)	64,947
Other current assets	327,164	(385,492)	387,746	(387,172)
Other assets	689	1,196	607	1,519
Increase (decrease) in liabilities:
Accounts payable	(60,377)	70,843	(132,785)	168,556
Accrued expenses and other current liabilities	(120,741)	(82,217)	(100,356)	15,538
Merchandise credit and gift card liabilities	12,430	9,089	13,981	(12,110)
Income taxes payable	(10,097)	63,834	(11,257)	54,958
Operating lease assets and liabilities, net	2,545	(43,621)	(14,162)	(32,813)
Other liabilities	(718)	(33,184)	(14,186)	(26,758)
Net cash provided by operating activities	282,594	75,706	17,854	268,108
Cash Flows from Investing Activities:
Purchase of held-to-maturity investment securities	—	—	(29,997)	—
Redemption of held-to-maturity investment securities	—	—	30,000	386,500
Net proceeds from sale of businesses	—	51,748	5,000	534,457
Capital expenditures	(121,715)	(65,761)	(354,185)	(183,077)
Net cash (used in) provided by investing activities	(121,715)	(14,013)	(349,182)	737,880
Cash Flows from Financing Activities:
Borrowing of long-term debt	—	—	—	236,400
Repayments of long-term debt	(5)	—	(11,360)	(457,827)
Repayments of finance leases	(1,033)	—	(1,033)	—
Prepayment under share repurchase agreement	—	(47,550)	—	(47,550)
Repurchase of common stock, including fees	(230,510)	(102,828)	(589,433)	(332,529)
Payment of dividends	18	(45)	(749)	(23,108)
Payment of deferred financing fees	—	—	(3,443)	(7,690)
Net cash used in financing activities	(231,530)	(150,423)	(606,018)	(632,304)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	1,094	1,747	1,006	5,075
Net (decrease) increase in cash, cash equivalents and restricted cash	(69,557)	(86,983)	(936,340)	378,759
Change in cash balances classified as held-for-sale	—	—	—	4,815
Net (decrease) increase in cash, cash equivalents and restricted cash	(69,557)	(86,983)	(936,340)	383,574
Cash, cash equivalents and restricted cash:
Beginning of period	540,441	1,494,207	1,407,224	1,023,650
End of period	$470,884	$1,407,224	$470,884	$1,407,224